EXHIBIT 99.1

From: Sierra Pacific Resources	To: PR Newswire, US1
Analyst Contact: Britta Carlson, (702) 367-5624
Media Contact: Karl Walquist, (775) 834-3891
Nov. 7, 2005
Sierra Pacific Reports Third Quarter 2005 Earnings
     Reno, Nev. — Sierra Pacific Resources (NYSE: SRP) today reported consolidated earnings applicable to common stock of $61 million, or $0.33 per share, for the third quarter of 2005, compared with earnings of $90.6 million, or $0.49 per share, for the same quarter in 2004. For the nine months ended September 30, 2005, the company reported earnings of $60.6 million, or $0.33 per share, compared with earnings of $1.3 million, or $0.01 per share, for the same period in 2004.
     The company enjoyed strong customer growth and increased energy sales at Nevada Power Company and Sierra Pacific Power Company, when compared with both the third quarter and nine-month periods of 2004. The 2005 financial results were negatively affected by pre-tax, one-time charges totaling $61 million for costs and fees associated with the early conversion of the 7.25 percent convertible notes issued in 2003.
     Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources, said, “We are continuing to see positive results and improvements as we move closer to achieving our primary goals of improving shareholder value and restoring the Utilities to investment grade status. Our steadily improving performance is largely the result of new business strategies implemented during 2005 being carried forward by our entire workforce.
     “Our biggest immediate challenge is the high price of natural gas being experienced throughout the nation,” Higgins added. “We’re working closely with regulators and other state policymakers to help consumers manage these higher energy costs during the coming months. To ensure more stable customer rates in the future, we’re moving forward with the expansion of our company-owned generation. This includes the new Chuck Lenzie Generating Station near Las Vegas, a 1,200-megawatt, high efficiency, natural gas-fired combined cycle plant that is expected to be fully operational early in 2006.”
Nevada Power Company
     Nevada Power Company reported net income of $99.5 million for the third quarter of 2005, compared with $86.2 million for the same 2004 period. For the nine-month period ended September 30, 2005, Nevada Power reported net income of $112.4 million, compared with $84.4 million for the 2004 nine months.
     Nevada Power’s gross margin increased by $15.8 million, or 6.1%, for the third quarter of 2005 compared to the same quarter in 2004 due mostly to strong customer growth and slightly higher weather-related use per customer. Gross margin for the nine months ended September 30, 2005, increased by $34.8 million, or 6.7%, compared to the same period in 2004. This was largely due to customer growth and the effect of higher general rates established in 2004.
     Nevada Power’s operating and maintenance expenses for the quarter was higher by approximately $10 million compared with the same period last year primarily due to increased legal fees associated with the Enron matter and amortization of regulatory assets. Depreciation and amortization increased $1.4 million over last year’s third quarter due to increases in plant-in-service. Interest charges were higher by $1.2 million, due to the permanent financing completed late last year for the Lenzie Generating Station.

Sierra Pacific Power Company
     Sierra Pacific Power Company reported net income after preferred dividends of $20.9 million for the third quarter of 2005, compared with $20.8 million for the same quarter a year earlier. For the nine-month period ended September 30, 2005, the company reported earnings of $36 million compared with a $5.7 million loss for the first nine months of 2004.
     Sierra Pacific Power’s gross margin for the third quarter of 2005 increased by $1.7 million, or 1.5%, compared to the third quarter of 2004 because of customer growth and slightly higher weather related customer usage. The utility’s gross margin for the first nine month of 2005 increased by $27 million, or 9.5%, compared to the same period in 2004.
     Operating and maintenance expenses at Sierra Pacific Power were flat for the quarter compared to the third quarter of 2004. Depreciation, amortization, and interest charges were also virtually flat for the quarter, compared with the same 2004 period.
     A detailed explanation of Sierra Pacific Resources’ third quarter 2005 financial results is available in the company’s Form 10-Q for the quarter ended September 30, 2005, which was filed with the Securities and Exchange Commission today and is available without charge through the EDGAR system at the SEC’s website. The Form 10-Q report will also be posted on the Sierra Pacific Resources website, www.sierrapacificresources.com.
Webcast Scheduled for 7:30 a.m. Eastern Standard Time Today
     Senior management of Sierra Pacific Resources will review the company’s third quarter 2005 financial results, regulatory issues and other matters during a conference call and live webcast today, Nov. 7, at 7:30 a.m. Eastern Standard Time.
     The webcast will be accessible on the Sierra Pacific Resources web site:
www.sierrapacificresources.com.

     An archived version of the webcast will remain on the Sierra Pacific Resources’ web site for approximately one month following the live webcast. To listen to a recording of the call by telephone, call 1-800-475-6701 and use the conference call ID number, 801054, to access the recording. International callers should dial (320) 365-3844.
About Sierra Pacific Resources
     Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50% interest in an interstate natural gas transmission partnership.
Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Resources’ ability to maintain access to the capital markets, Resources’ ability to receive dividends from its subsidiaries and the financial performance of the Company’s subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, their ability to purchase sufficient power to meet their power demands, unfavorable rulings in their rate cases, adverse decisions in the Enron litigation or other pending or future litigation, their ability to maintain access to the capital markets, and unseasonable weather conditions. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Reports on Form 10-Q for the quarter ended September 30, 2005, and their Annual Reports on Form 10-K for the year ended December 31, 2004, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Third Quarter 2005 Financial Highlights (in thousands, except per share amounts)

3rd Quarter 2005	SPR 2005	SPR 2004	NPC 2005	NPC 2004	SPPC 2005	SPPC 2004
Revenues	$959,126	$903,915	$675,181	$633,609	$283,683	$270,002
Operating Expenses	$796,242	$741,647	$549,008	$512,767	$245,544	$230,947
Net Income	$61,993	$91,622	$99,472	$86,198	$21,858	$21,788
Earnings Applicable to Common Stock	$61,018	$90,647			$20,883	$20,813
Earnings Per Share Applicable to Common Stock — diluted	$0.33	$0.49
Weighted Average shares outstanding — diluted	183,752,200	183,336,235

Year-to-Date Ending September 30, 2005 Financial Highlights (in thousands, except per share amounts)

YTD 2005	SPR 2005	SPR 2004	NPC 2005	NPC 2004	SPPC 2005	SPPC 2004
Revenues	$2,309,138	$2,169,452	$1,480,699	$1,410,067	$827,566	$755,623
Operating Expenses	$2,006,413	$1,886,364	$1,277,230	$1,218,755	$738,198	$671,034
Net Income (Loss)	$63,508	$4,238	$112,408	$84,382	$38,894	$(2,728)
Earnings (Deficit) Applicable to Common Stock	$60,583	$1,313			$35,969	$(5,653)
Earnings Per Share Applicable to Common Stock — diluted	$0.33	$0.01
Weighted Average shares outstanding — diluted	183,607,923	183,235,376